     As filed with the Securities and Exchange Commission on March 20, 1998
                                                   Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                       --------------------------------

                                   FORM S-8

                            REGISTRATION STATEMENT

                                     Under

                          THE SECURITIES ACT OF 1933


     NEW MARRIOTT MI, INC. (TO BE RENAMED "MARRIOTT INTERNATIONAL, INC.")
            (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                                            52-2055918
  (State or Other Jurisdiction                             (I.R.S. Employer
of Incorporation or Organization)                       Identification Number)

        10400 FERNWOOD ROAD
        BETHESDA, MARYLAND                                      20817
(Address of Principal Executive Offices)                      (Zip Code)


               1998 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN
                     EXECUTIVE DEFERRED COMPENSATION PLAN
                           (Full Title of the Plan)

           JOSEPH RYAN, EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                             NEW MARRIOTT MI, INC.
                 10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817
                    (Name and Address of Agent for Service)
                                (301) 380-3000
         (Telephone Number, Including Area Code, of Agent for Service)
                                ---------------

  Copies of all communications, including all communications sent to agent for service, should be sent to:

                               Ronald O. Mueller
                          Gibson, Dunn & Crutcher LLP
                     1050 Connecticut Avenue, NW, Suite 900
                             Washington, DC  20036
                                 (202) 955-8500


                                               CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
    TITLE OF SECURITIES           AMOUNT TO BE                PROPOSED              PROPOSED MAXIMUM           AMOUNT OF
     TO BE REGISTERED              REGISTERED          MAXIMUM OFFERING PRICE   AGGREGATE OFFERING PRICE      REGISTRATION
                                                             PER SHARE                                            FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 share (1)............     35,000,000(2)                    (3)                 $493,140,000(3)             $145,477

Class A Common Stock, par
 value $.01 share (1)......     21,000,000(2)                    (3)                      (3)

Executive Deferred
 Comp-ensation Plan
 Obligations                  $175,000,000(4)                     NA                 $175,000,000                $ 51,625

------------------------------------------------------------------------------------------------------------------------------

(1) The Preferred Stock Purchase Rights, which are attached to the shares of Common Stock being registered, will be issued for no additional consideration and, therefore, no additional registration fee is required.
(2) Of the 35,000,000 shares of Common Stock and the 21,000,000 million shares of Class A Common Stock being registered hereunder for issuance pursuant to the Company's 1998 Comprehensive Stock and Cash Incentive Plan, approximately 21,000,000 shares of Common Stock and 21,000,000 shares of Class A Common Stock are reserved for issuance pursuant to awards to be issued (the "Conversion Awards") by the registrant in conversion and substitution of awards presently denominated in shares of Common Stock of Marriott International, Inc. and held by individuals who, following the special dividend of the registrant's outstanding shares of Common Stock and Class A Common Stock to the shareholders of Marriott International Inc. (which company thereafter will engage in certain transactions with Sodexho Alliance and be renamed "Sodexho Marriott Services, Inc."), will not be employees of Sodexho Marriott Services, Inc. The remaining shares of Common Stock and Class A Common Stock registered hereunder are reserved for awards to be issued in the future under the 1998 Comprehensive Stock and Cash Incentive Plan. Pursuant to Rule 416(a), this Registration Statement also registers such number of additional securities that may be offered pursuant to the terms of the 1998 Comprehensive Stock and Cash Incentive Plan which provide for a change in the amount or type of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(3) Calculated with respect to (i) approximately 21,000,000 shares of Common Stock and 21,000,000 shares of Class A Common Stock, pursuant to Rule 457(h)(1) on the basis of the aggregate offering price of the Conversion Awards of approximately $493,000,000, and (ii) with respect to the remaining shares of Common Stock and Class A Common Stock registered hereunder for awards to be issued in the future under the 1998 Comprehensive Stock and Cash Incentive Plan, pursuant to Rule 457(h)(1) on the basis of the par value of such shares (which exceeds their book value as of March 19, 1998).
(4) The Executive Deferred Compensation Plan Obligations are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Company's Executive Deferred Compensation Plan.

                                  INTRODUCTION

     This Registration Statement on Form S-8 is filed by New Marriott MI, Inc. (to be renamed "Marriott International, Inc."), a Delaware corporation (the "Company" or "Registrant"), relating to 35,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and 21,000,000 shares of the Company Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), to be offered and sold under the 1998 Comprehensive Stock and Cash Incentive Plan (the "1998 Plan"), as well as $175,000,000 of unfunded and unsecured obligations (the "Obligations") of the Company to be issued under the Executive Deferred Compensation Plan (the "Deferred Plan").

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

          Not filed as part of this Registration Statement pursuant to Note to
Part 1 of Form S-8.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

          Not filed as part of this Registration Statement pursuant to Note to
Part 1 of Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents of the Registrant heretofore filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this Registration Statement by reference:

   (1) The Company's Registration Statement on Form 10 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed on February 13, 1998.

   (2) The Company's Annual Report on Form 10-K for the year ended January 2, 1998.

   (3)    The Company's Report on Form 8-K filed on March 13, 1998.

          All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein and any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

          The Common Stock of the Company and the Class A Common Stock of the Company are registered under Section 12(b) of the Exchange Act.

          This Registration Statement also covers $175,000,000 of Obligations to be offered to certain eligible employees of the Company pursuant to the Executive Deferred Compensation Plan (the "Deferred Plan"). The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Deferred Plan, are represented by an unfunded and unsecured book reserve (the "Deferred Compensation Reserve") maintained on the Company's books, and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

          The amount of compensation deferred by each participant ("Participant") in the Deferred Plan is determined in accordance with the terms of the Deferred Plan based upon elections by each Participant. Each Participant's deferral account under the Deferred Plan shall consist of (i) deferred compensation amounts, less any amount designated under the terms of the Deferred Plan to the Participant's account under the Company's profit sharing plan; (ii) amounts contributed by the Company pursuant to the terms of the Deferred Plan; and (iii) any increases or decreases in value credited to or against such amounts. The Participant shall be fully vested in those amounts consisting of deferred salary and bonus amounts, and any earnings thereon. The Participant shall be vested in those amounts contributed by the Company pursuant to the terms of the Deferred Plan, and any earnings thereon, only to the extent such Participant would be vested if those amounts had been contributed on behalf of the Participant as Company contributions or forfeitures under the Company's profit sharing plan.

          Obligations in an amount equal to each Participant's deferral account under the Deferred Plan will be payable at the Participant's election on a date not earlier than the sixth fiscal year of the Company following the election, and only to the extent such distributions relate to years for which the amount deferred exceeds six percent of the Participant's total compensation for that year, as defined under the Deferred Plan. Otherwise, such Obligations will be payable upon the Participant's termination or retirement in any of the following forms, as elected by the Participant: (i) a lump sum cash payment, (ii) a series of annual cash installments payable over a designated term not to exceed ten years, or (iii) any other manner requested by the Participant and to which the Administrator consents.

          Under the Deferred Plan, Obligations for each Participant will be considered to have been invested in the same manner as funds invested in the "Stable Value Fund" described in the Company's profit sharing plan. All amounts in a Participant's account will be credited with investment gains or losses accordingly.

          A Participant's Obligations cannot be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the Participant, and pass only to a survivor beneficiary designated by the Participant, or if none is so specified, to a survivor beneficiary designated by the Participant as to his interests in the Company's profit sharing plan, or if none is so specified, to the following (if then living) in the following order of priority, as if the Participant had deemed such persons beneficiaries: (i) spouse; (ii) children, including adopted children, in equal shares; (iii) parents, in equal shares; and
(iv) the Participant's estate.

          The Obligations are not subject to redemption, in whole or in part, prior to the termination, retirement or death of the Participant, other than in the event of financial hardship, with the approval of the Compensation Committee. However, the Company reserves the right to amend or terminate the Deferred Plan at any time, except that no such amendment or termination shall adversely affect a Participant's right to Obligations in the amount of the Participant's accounts as of the date of such amendment or termination.

          The Obligations are not convertible into any other security of the Company. The Obligation will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

          The administrator appointed under the terms of the Deferred Plan has full power and authority to interpret, construe and administer the Deferred Plan and the administrator's interpretations and construction thereof, and actions thereunder, including any valuation of the Deferred Compensation Reserve or of a Participant's account, or the amount or recipient of the payment to be made therefrom, is binding and conclusive on all persons for all purposes.

          The Board of Directors of the Company may amend or terminate the Deferred Plan at any time and from time to time and/or distribute all account balances under the Deferred Plan. The Deferred Plan provides that in certain additional circumstances account balances under the Deferred Plan may be distributed.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Certain legal matters with respect to the validity of the Common Stock and the Class A Common Stock registered hereby have been passed upon for the Registrant by Mr. Joseph Ryan, Executive Vice President and General Counsel of the Registrant, on behalf of the Law Department of the Registrant. Following the special dividend of the Company's outstanding shares of Common Stock and Class A Common Stock to the shareholders of Marriott International Inc., Mr. Ryan will be a participant in the 1998 Plan and the Deferred Plan, and will receive Conversion Awards representing shares of Common Stock and Class A Common Stock, as well as options to purchase such.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Articles Eleventh and Sixteenth of the New Marriott Certificate and
Section 7.7 of the New Marriott Bylaws (the "New Marriott Director Liability and Indemnification Provisions") limit the personal liability of New Marriott directors to the company or its stockholders for monetary damages for breach of fiduciary duty.

          The New Marriott Director Liability and Indemnification Provisions define and clarify the rights of certain individuals, including New Marriott directors and officers, to indemnification by New Marriott in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the DGCL, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the New Marriott Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

          Set forth below is a description of the New Marriott Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the New Marriott Certificate and the New Marriott Bylaws.

LIMITATION OF LIABILITY FOR DIRECTORS

          Article Sixteenth of the New Marriott Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the DGCL, absent Article Sixteenth, directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Sixteenth eliminates director liability for negligence in the performance of their duties, including gross negligence. In a context not involving a decision by the directors (i.e., a suit alleging loss to the company due to the directors' inattention to a particular matter) a simple negligence standard might apply. Directors remain liable for breaches of their duty of loyalty to the company and its stockholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Sixteenth does not eliminate director liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

          While Article Sixteenth provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article Sixteenth will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Sixteenth that eliminate liability as described above will apply to officers of New Marriott only if they are directors of New Marriott and are acting in their capacity as directors, and will not apply to officers of the New Marriott who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent those actions seek monetary damages.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation --a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of New Marriott, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to New Marriott.

          Section 7.7 of the New Marriott Bylaws provides that New Marriott will indemnify any person to whom, and to the extent, indemnification may be granted pursuant to Section 145 of the DGCL.

          Article Eleventh of the New Marriott Certificate provides that each person who was or is made a party to, or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of New Marriott or is or was serving at the request of New Marriott as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "indemnitee"), whether the basis of such proceeding is alleged activity in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by New Marriott to the fullest extent authorized by the DGCL, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits New Marriott to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer or employee and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided that except with respect to proceedings to enforce rights to indemnification, New Marriott shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors. Article Eleven also provides that the right of indemnification will be in addition to and not exclusive of all other rights to which that director, officer or employee may be entitled.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

Item 8.  Exhibits.

          Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:


     5     Opinion of Joseph Ryan, Esq.
     23.1  Consent of Arthur Andersen LLP.
     23.2 Consent of Joseph Ryan, Esq., on behalf of the Law Department of the Registrant (filed as part of Exhibit 5).
     24    Power of Attorney (included on signature page)

ITEM 9.  UNDERTAKINGS.

(1)  The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on this 19th day of March, 1998.

                              New Marriott MI, Inc.


                              By: /s/
                                 -------------------------------------------
                                  J.W. Marriott, Jr., Chairman of the Board
                                  and Chief Executive Officer

          Each person whose signature appears below constitutes and appoints J.W. Marriott, Jr. and Michael A. Stein as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company in the capacities and on the date indicated above.


                 Signature                                      Title
--------------------------------------------  ------------------------------------------
PRINCIPAL EXECUTIVE OFFICER:                    Chairman of the Board of Directors and
              /s/                                      Chief Executive Officer
--------------------------------------------
J.W. Marriott, Jr.

PRINCIPAL FINANCIAL OFFICER:                    Director, Executive Vice President and
              /s/                                      Chief Financial Officer
--------------------------------------------
Michael A. Stein

PRINCIPAL ACCOUNTING OFFICER:                      Vice President-Finance and Chief
              /s/                                         Accounting Officer
--------------------------------------------
Stephen E. Riffee

              /s/                                   Director, President and Chief
--------------------------------------------              Operating Officer
William J. Shaw

              /s/                                 Director, Executive Vice President
--------------------------------------------             and General Counsel
Joseph Ryan

                                 EXHIBIT INDEX

Exhibit                 Description                               Sequentially
-------                 -----------                               -------------
Number                                                            Numbered Page
------                                                            -------------
 5             Opinion of Joseph Ryan, Esq., on behalf of the
                 Law Department of the Registrant.
 23.1          Consent of Arthur Andersen LLP.
 23.2          Consent of Joseph Ryan, Esq., on behalf of the
                 Law Department of the Registrant (filed as
                 part of Exhibit 5).
 24            Power of Attorney (included on signature page)